Exhibit 99.2

September 29, 2016

VIA E-MAIL AND REGULAR MAIL

Barbara Stewart
President
Washington National Insurance Company
11825 Pennsylvania St
Carmel, IN 46032
Barbara.Stewart@cnoinc.com

RE: Indemnity Reinsurance Agreement (“Reinsurance Agreement”) by and Between Washington National Insurance Company (“WNIC”) and Beechwood Re Ltd (“BRE”)

Dear Ms. Stewart:

The Indiana Department of Insurance (“IDOI”) has reviewed the above referenced Reinsurance Agreement and related trust funds (“Trust”) as part of its Confidential Target Examination of WNIC, Appointment #3920 (“Exam”).

The Reinsurance Agreement and related Trust are not in compliance with 760 IAC 1-55-4 (“Rule 55”). The Reinsurance Agreement, in substance or effect, does not properly transfer all of the significant risks inherent in the business being reinsured, including credit quality risks. At least some of the Level 3 Trust assets cannot be relied upon. The Reinsurance Agreement provides for withdrawals from the Trust by BRE, which are therefore based on unreliable valuations. This is in violation of Rule 55, and places policyholders of the reinsured business at risk of potential harm.

Additionally, BRE is in violation of IC 27-6-10-11 (a). That section of the Indiana Code requires BRE to report annually to the Indiana Commissioner substantially the same information as that required to be reported by licensed insurers on the National Association of Insurance Commissioners' annual statement form. BRE has failed to file any such reports.

Further, the trustee of the Trust, Wilmington Trust (“Trustee”), is in violation of IC 27-6-10-11 (h). That section of the Indiana Code requires the Trustee to, not later than February 28 of each year, report in writing to the Indiana Commissioner the following information: (1) The balance of the Trust. (2) A listing of the Trust's investments at the preceding year end. (3) A certification of the date of termination of the Trust, if applicable, or a certification that the Trust shall not expire before the following December 31. The Trustee has failed to file any such reports.

Credit for reinsurance ceded under the Reinsurance Agreement shall not be allowed WNIC, for all of the above reasons, unless corrective measures, satisfactory to the IDOI, are taken immediately. Such corrective measures must not include moving Trust assets to reinsurance trusts or investment accounts of other domestic insurers of US jurisdictions.

WNIC shall report its planned corrective measures to the IDOI, and shall thereafter file monthly progress reports, under the Exam, which shall remain open until all issues are resolved.

WNIC, BRE, and the Trustee, are subject to potential disciplinary action, based on the above violations.

Indiana Department of Insurance

/s/ Cynthia D. Donovan
Cynthia D. Donovan
Chief Financial Examiner

cc:
Mr. Matthew J. Zimpfer
General Counsel
CNO Financial Group
11825 North Pennsylvania Street
Carmel, IN 46032

Wilmington Trust, National Association
Attention: David B. Young
1100 N. Market Street
Wilmington, Delaware 19890

Mark Feuer
Chief Executive Officer
Beechwood Re
1370 Avenue of the Americas, 32nd Floor
New York, NY 10019